Exhibit 99.1

JULY 25, 2016 / 12:30PM GMT, YHOO - Verizon Communications Inc to acquire Yahoo! Inc

CORPORATE PARTICIPANTS

Joon Huh Yahoo! Inc - VP of IR

Marissa Mayer Yahoo! Inc - CEO & President

Ken Goldman Yahoo! Inc - CFO

Tom McInerney Yahoo! Inc - Board Member and Chairman of the Strategic Review Committee

Maynard Webb Yahoo! Inc - Chairman of the Board

CONFERENCE CALL PARTICIPANTS

Mark May Citigroup - Analyst

Anthony DiClemente Nomura Securities International - Analyst

Brian Nowak Morgan Stanley - Analyst

Mark Mahaney RBC Capital Markets - Analyst

Eric Sheridan UBS - Analyst

Brian Pitz Jefferies LLC - Analyst

Youssef Squali Cantor Fitzgerald - Analyst

Jason Helfstein Oppenheimer & Co. - Analyst

Richard Kramer Arete Research - Analyst

Brian Weiser Pivotal Research Group - Analyst

Robert Peck SunTrust Robinson Humphrey - Analyst

Neil Doshi Mizuho Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Yahoo July 25, 2016, conference call.

(Operator Instructions)

As a reminder, today’s conference call is being recorded.

I would now like to turn the conference over to Joon Huh, Vice President of Investor Relations. Please go ahead.

Joon Huh - Yahoo! Inc - VP of IR

Thank you, Candace. Good morning and welcome to Yahoo’s investor conference call.

On the call today will be Marissa Mayer, Chief Executive Officer, and Ken Goldman, Chief Financial Officer. Joining us for Q&A will be Maynard Webb, Chairman of the Board, and Tom McInerney, Board Member and Chairman of the Strategic Review Committee.

Before getting started, I want to remind you that today’s remarks will contain forward-looking statements about Yahoo’s proposed sale of our operating business to Verizon, as well as our strategic plans. Actual results may differ materially from those described in our forward-looking statements. Potential risks that could cause these differences are described in the press release we issued this morning, and include events that could cause us to be unable to consummate the transaction in a timely manner or at all, such as failures or delays in obtaining the shareholder and regulatory approvals needed for the transaction; potential adverse effects the

JULY 25, 2016 / 12:30PM GMT, YHOO - Verizon Communications Inc to acquire Yahoo! Inc proposed transaction may have on Yahoo’s partner, advertiser, vendor, and customer relationships; risks related to Yahoo’s ability to recruit or retain key talent; and possible diversion of management attention prior to closing.

All information in this call is as of today, July 25, 2016, and we undertake no duty to update it for subsequent events. And with that, let me turn the call over to Marissa.

Marissa Mayer - Yahoo! Inc - CEO & President

Thank you for joining us. Today we’re excited to announce that we’ve signed an agreement with Verizon to acquire Yahoo’s operating business for cash consideration of over $4.8 billion, subject to adjustments.

In addition, Verizon will generally issue cash-settled RSUs for each Yahoo employee RSU that is outstanding at the close. We believe this is an exceptional outcome for Yahoo shareholders, and it culminates a rigorous, thorough, strategic alternative process that’s been conducted over the past few months.

As I shared before, we saw a high level of interest from multiple entities throughout the process. We’re excited that Verizon recognizes the immense value in Yahoo, and we’re looking forward to what we believe is a combination that can drive even more value for our users, advertisers, and partners.

I want to point out that this sale does not include Yahoo’s cash, its shares in Alibaba Group Holdings, its shares in Yahoo Japan, Yahoo’s convertible notes, certain minority investments, and Yahoo’s non-core patents called the Excalibur portfolio. These assets will continue to be held by Yahoo, which will change its name at closing and become a registered, publicly traded investment company. Yahoo will provide additional information about the investment company at a future date.

I want to take a moment to acknowledge the team here at Yahoo, and the tremendous accomplishments made over the past few years in our transformation. Yahoo is a company that changed the world, and will continue to. It’s a company that popularized the Internet, email, search, and real time media. Our mission and our history gave rise to our present vision to create a stronger, better, and more modern Yahoo, fueled by the passion, dedication, and commitment of our team.

We invested in and built our Mavens — mobile, video, native, and social businesses — from nothing in 2011, to $1.6 billion in GAAP revenue in 2015. We tripled our mobile base to over 600 million monthly active users, and generated over $1 billion of mobile advertising revenue last year. We streamlined and modernized every aspect of our consumer products, and, with Gemini and BrightRoll, dramatically improved our advertiser product. We’ve laid an incredibly solid groundwork, and this sale gives us the opportunity to build on that momentum.

Of the many parties that showed interest in Yahoo, Verizon believed in our vision the most, and offered the most compelling transaction. Yahoo brings a strong base of key assets across mobile and media technologies, from our popular Yahoo email client to market-leading premium-content brands in major categories including finance, news, and sports. We also bring a suite of advertising technology assets across BrightRoll, Flurry, and Gemini.

The acquisition of Yahoo will put Verizon in a highly competitive position as a top global mobile media company, and it will help accelerate our revenue stream in digital advertising. Verizon offers significant strategic alignments in Yahoo’s focus on informing, connecting, and entertaining our users.

Verizon is one of the world’s largest broadband and cellular providers with over 100 million wireless customers. And with its acquisition of AOL, Verizon has aimed to grow its global audience to 2 billion users and $20 billion in revenue by 2020. This is an ambitious goal that Yahoo is excited to contribute to, with a focus on strengthening mobile and content offerings across platforms.

The combination of Yahoo to Verizon and AOL, we will create one of the largest portfolios of owned and partnered global consumer brands, with extensive distribution capabilities and a focus on achieving scale on mobile. Together, we can realize our growth goals much faster.

Let me just turn it over to Ken for a moment to share his thoughts on the transaction.

Ken Goldman - Yahoo! Inc - CFO

Thanks, Marissa.

Today’s announcement is an important step towards separating Yahoo’s operating business from our Asian asset equity stakes. Our commitment to unlocking shareholder value through this separation has been longstanding and unwavering.

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As our investors know, we spent much of 2015 pursuing a forward spin of our Alibaba stake from the operating business. However, the Board unanimously suspended the spin-off transaction due to subsequent potentially adverse developments, and the market’s growing negative perception of the tax risk associated with the transaction. We also considered a reverse spin, in which the operating business would have been spun out into a new entity, separate from the Alibaba stake.

Ultimately, we believe that today’s announcement with Verizon achieves that separation of our operating business, while maximizing the value of Yahoo’s operating business as well. We anticipate finalizing the transaction in Q1 2017, subject to the Yahoo shareholder and regulatory approval, and completion of the separation.

Before I turn it back to Marissa, I do want to share a couple of thoughts. First, I want to acknowledge that despite the recent uncertainty through the strategic process, our incredibly loyal and dedicated employee base has stepped up to every challenge along the way. Through the first half of the year, we met our operational goals for revenue ex-TAC, EBITDA, cost management, and cash flow generation, ending the first half with $7.7 billion of cash and marketable securities.

Moreover, there are things that you simply can’t measure on the balance sheet, such as the passionate people behind the products. The teams here have not only built incredible products and technologies, but have built Yahoo into one of the most iconic and universally well-liked companies in the world, one that continues to impact the lives of our 1 billion users. I am incredibly proud of everything that we have achieved.

So, back to Marissa.

Marissa Mayer - Yahoo! Inc - CEO & President

Thank you, Ken.

Today’s announcement is an important first step towards actualizing the separation of our operating business from the Alibaba stake. The next stages will include regulatory review in the applicable jurisdictions, shareholder approval, as well as the integration, planning, and continued work on the separation of the operating business from RemainCo.

Until the transaction closes, Yahoo continues to operate our Business independently. The management team will continue to focus on executing against our strategic plan to deliver continued value for our users and advertisers, as well as our shareholders.

I want to take a final moment to echo Ken in acknowledging the team here at Yahoo. I’ve had the honor and the pleasure of working with some of the most talented, experienced, loyal people I know, who are genuinely passionate about the products we create and the lives that we touch every day. I couldn’t be more proud of the achievements to date, and I’m excited about the next chapter. Verizon will offer our revamped products, like those in mobile and video for example, even broader distribution.

I also want to thank the team who worked tirelessly over the past few months on this process to help achieve this outcome. In addition to the Board, many employees worked day and night, including our legal team and corporate development group, among others. Ultimately, this is a great step forward for Yahoo’s transformation for our shareholders and for our product offerings, and I want to thank our employees who have worked so very hard to reach this outcome.

With that, thank you for joining our call this morning, and we’d be happy to take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Mark May, Citi.

Mark May - Citigroup - Analyst

Thanks, I had two quick ones if I could. Given that management will be focused on closing and integrating this deal over the next say year, does that mean that we should assume that any transaction related to say Yahoo Japan or some of the other non-core Yahoo assets is unlikely to happen over the next 12 to 18 months?

JULY 25, 2016 / 12:30PM GMT, YHOO - Verizon Communications Inc to acquire Yahoo! Inc

And then secondly, just a clarification question. You have at least two kind of quarterly revenue streams if you will from YJ, I think the search deal expires next year, and then the perpetual royalty agreement. Are those going with Verizon in this transaction or are they staying with the RemainCo? Thanks. Oh and will there be any changes to the agreements as part of this deal?

Marissa Mayer - Yahoo! Inc - CEO & President

Sure, I’ll go ahead and take that. The license agreement pertaining to our technology and to the trademark of Yahoo, and both the trademark in Yahoo and the technology will be transferring to Verizon with this transaction, so the revenue stream will follow those assets. So those will continue on, and my belief is that they will be unchanged.

In terms of a management focus, obviously Ken and I and the other members of the management team here have two roles. One is to close the transaction on the operating business but also to preserve and protect the value in our Asian asset equity stakes.

And so we will continue to work on that in conjunction with our Board, and we’ll detail more of what’s going to occur there in the proxy for the investment company when that comes about.

Maynard and Tom, do you have any comments you’d like to offer there?

Tom McInerney - Yahoo! Inc - Board Member and Chairman of the Strategic Review Committee

Mark, it’s Tom. I would just echo what Marissa said, there’ s no reason to assume that nothing could happen before then. We have the assets we have in RemainCo which Marissa and Ken detailed, and our goal is to maximize the value of those existing assets, I’ll say from this day forward, but obviously it’s been even prior to today. But there’s nothing that would preclude a transaction or a series of transactions for any period of time.

Mark May - Citigroup - Analyst

Thanks.

Operator

Anthony DiClemente, Nomura Securities.

Anthony DiClemente - Nomura Securities International - Analyst

Thank you for taking my questions and congratulations, Marissa, and congratulations, Ken. I just want to follow up on Mark’s question, in terms of your partnerships, which of those have business partnership arrangements need to be restructured upon the change of control? So I’m just thinking about Google, Mozilla, Microsoft, so the partnerships, the operational ones aside from YJ?

And then my second question would be the Excalibur portfolio, the non-core patents and technology that reside with the RemainCo. The question would be, is the Company proactively shopping those assets, and as a follow up to an earlier question, will there be a go-shop marketing process for those assets of over the next three quarters until they close? Thanks.

Marissa Mayer - Yahoo! Inc - CEO & President

Sure, I’ll take the first question around the agreement. To our knowledge none of those agreements need to be restruck per se. Some of them do have particular clauses around change of control, but that said, there are no closing contingencies on any of the three agreements that you referenced which are probably our most significant partnerships, Microsoft, Google, and Mozilla.

JULY 25, 2016 / 12:30PM GMT, YHOO - Verizon Communications Inc to acquire Yahoo! Inc

And on the Excalibur patent portfolio, we have been already pursuing active marketing, and the sales process around the Excalibur portfolio, and we are assessing different opportunities because obviously one possibility would be a sale, another possibility would be to have this patent portfolio stay at RemainCo, and be monetized strategically there.

So there’s various opportunities, and our Strategic Review Committee is also taking a look at how to maximize that value.

Ken Goldman - Yahoo! Inc - CFO

Yes, I would just add quite like you were shopping around, we are constantly looking at how to maximize the value there. There is no inherent rush, so it will stay with RemainCo to the extent that we don’t find a value that makes sense for us and what we think is fair value for shareholders.

Anthony DiClemente - Nomura Securities International - Analyst

One quick follow-up, has anything been disclosed about the tax basis for Yahoo in this transaction or will that be disclosed in the filings, Ken?

Ken Goldman - Yahoo! Inc - CFO

Yes, thanks for the question, I would just say that the tax basis is very close, not quite equal to the consideration here. So that basically the after-tax proceeds will approximate, not exactly, but approximately equal to the value you see for consideration.

Maynard Webb - Yahoo! Inc - Chairman of the Board

To the last question I do want to make it clear that Verizon will receive a license back to the Excalibur patents.

Marissa Mayer - Yahoo! Inc - CEO & President

And they will also obviously receive the patents that transfer with the business at our core operations.

Operator

Brian Nowak, Morgan Stanley.

Brian Nowak - Morgan Stanley - Analyst

Thanks for taking my questions, I have two. First one is going back to the existing YJ and Baba investments. Anything you can share about all that the strategic review committee has learned over the past six to seven months on other alternatives for tax-free status? And does the change in the Company status to a registered investment company, does that offer you any new options for how you could close the tax gap?

And then the second one, as we think about capital returns after the sale has been completed, can you just talk about thoughts on buybacks versus dividend? Thanks.

Tom McInerney - Yahoo! Inc - Board Member and Chairman of the Strategic Review Committee

Sure, it’s Tom, I’ll lead off on that. On the Baba and YJ shares, obviously we’ve been studying this for a long time, including through the most recent period. And without going into too much detail and on this call, the way we’re thinking about it now and the way the Board has approached this in agreeing to this transaction moving forward, is we really think about the Alibaba shares that we own as, our goal is to preserve pretax value. And it can’t be sold as shares and do that.

So we’ve structured RemainCo, which will, as has been outlined, ultimately will become a publicly traded investment company to hold those shares with no current intent. Obviously the Board always retains its flexibility and fiduciary duty, but no current intent to sell those in a taxable transaction.

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Someone could buy the company of RemainCo, and it wouldn’t be a corporate level tax but the shares can’t be sold. And what we’ve done as we’ve structured this transaction and tried to set up RemainCo so that it can hold those shares if the Board chooses indefinitely, and therefore it will trade reflecting no expectation or as close to that as possible, we would hope, relative to that pretax value.

On the YJ shares, we think about it a little bit differently. There, we can continue to hold them indefinitely, and may. There are tax efficient transactions that can be done, that have less than a full tax burden. Or we could engage in taxable transactions. And so kind of the full range of alternatives is available there.

It’s available as a technical matter on the Alibaba shares, but as to intent, we wouldn’t intend right now to kind of entertain taxable transactions on the Alibaba shares. We’ve obviously gone to great pains to get to this point where we wouldn’t have to do that.

And so it’ll be an evolving story, but we think we’ve set this up so that we can have a very attractive RemainCo which, as a public company, will trade, will be focused, will be very lean, will have the assets it has.

And if there are transactions then that further maximizes the value either for individual assets, although I wouldn’t expect that on the Baba shares, because again of the tax situation, or RemainCo in its entirety, then obviously we will if the Board will consider those.

On the cash question, I think we’ve said in the release our intent is to return substantially all the cash. Again that was part of the overall approach in this transaction. We’re not intending to make new investments with the cash out of RemainCo. The intent is to return it.

We are not in a position to say today exactly how or exactly when, and that’s not just deferral of decision making, it’s for some really good reasons.

The first is as to the timing, we can’t even contemplate buying shares. The normal rule is about not being able to buy shares when you have material non-public information.

As a practical matter that means until we file at least the first version of the proxy statement which will be several weeks down the road, we will not be able to buy and thereafter it will be a facts-and-circumstances judgment by the lawyers.

But if you think of the nature of this process, if you think of all the things we’ll be looking at and continuing to study and continue to work on, there’s a significant chance we’ll have material non-public info for good chunks, maybe even all of the time period. And so we can’t commit to when we could exercise buybacks, if that were the chosen path.

And then there’s just a timing question as to how quickly you’d want to buy back shares, if that were the route you took. And so the Board retains full discretion as to timing and manner of returning the cash, again for good reason, we simply can’t decide that today, not that we don’t want to. But the intent is to return substantially all the cash, minus what ever is needed just to operate the business.

Ken Goldman - Yahoo! Inc - CFO

Can I just add that we have certainly heard from shareholders in terms of thinking about tax on those proceeds and so forth, so we will continue to take input, we’ll continue to study this, and as Tom said, we will do this at such time, announce this at such time as we’re able to, and execute at such time also as we’re able to given that non-public information in terms of our possession.

Brian Nowak - Morgan Stanley - Analyst

Great, thank you both.

Operator

Mark Mahaney, RBC.

JULY 25, 2016 / 12:30PM GMT, YHOO - Verizon Communications Inc to acquire Yahoo! Inc

Mark Mahaney - RBC Capital Markets - Analyst

Marissa, could you please talk about kind of the revenue synergies you would see, or paint what they would look like over the next couple of years, with Yahoo, Verizon’s mobile assets, the AOL assets? Where do you think this could go, and is there something that could be, could there be a new offering to advertisers and consumers that would really be differentiated from what’s in the market today? What do you think that looks like? Thank you.

Marissa Mayer - Yahoo! Inc - CEO & President

Sure, and I would add because of our auction process, we haven’t done some of the pre-planning that often happened before a close in a typical acquisition. And so we’re going to be doing a lot of that planning with Verizon over the coming weeks and months.

That said, some of the synergies are obvious. If I basically look at our portfolio, there’s four types of advertisements that we have: search, banner ads, native, mobile and video. And native and mobile go hand in hand, so I really count those as one.

And AOL has all of those same assets. And so what we really see here at the very first blush is a lot of scale, unprecedented scale, a lot of reach, a great alternative to advertisers with some of the other leading platforms to really be able to buy at scale and have incredible audience reach.

And when we look at some of the programmatic offerings, which is a big push across the board in terms of how all these different advertisements are sold. Search has almost always been available through APIs and for programmatic purchase but with banners, native, and video there’s now programmatic methods emerging across the industry they’re bringing a lot of demand for those sources. AOL has a great platform for that.

We have some terrific assets there as well, and when you look at how those could come together to really service the advertiser needs and help them really recognize the opportunities around our targeting, our data, and the ease of buying, there’s a lot of synergies there. And so overall I think the amplification will really come from the fact together it really puts us into a position for advertisers where we’re the illustrious must-buy.

Mark Mahaney - RBC Capital Markets - Analyst

Thanks, Marissa.

Operator

Eric Sheridan, UBS.

Eric Sheridan - UBS - Analyst

Thanks for taking the question, maybe two questions. One, Marissa, now that we have the clarity that it’s Verizon AOL merging with the Yahoo core business, anything we should be looking for in terms of a renewed focus or different focus in terms of either the cost structure or the revenue focus over the next six to nine months in terms of operating core Yahoo when we look at the results over the next couple of quarters?

Any then maybe a follow up for Tom and Ken. On the $4.83 billion of consideration, wanted to know if anything had been carved out for real estate value in the purchase price, and/or whether the Yahoo restricted stock units being swapped into Verizon restricted stock units was included in that price? Thanks so much.

Marissa Mayer - Yahoo! Inc - CEO & President

Sure. In terms of the renewed focus now that we have certainty, we obviously are going to continue to operate independently. We’re very proud of our performance over the course of the year to date.

As Ken mentioned in his remarks, we are at goal, and we are hoping that now by having certainty, I had referenced on the last earnings call that we had seen some advertisers holding back because of some of the uncertainty around our inventory and where it might be offered.

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Now we understand who the buyer is and we understand the overall timeframe, hopefully that will give advertisers renewed confidence to invest with us over the next six to nine months. So we’re in hopes that will help on revenue.

And in terms of cost structure, we have a very tight set of cost controls. We’re constantly revisiting our cost structure to make sure that we’re as efficiently aligned as we can be, and as we noted on our call, last week we are currently running the Company with the lowest cost structure and the smallest employee headcount base since 2006, so in approximately a decade. And so we’re going to continue along that path to make sure that we’ve got our resources really efficiently aligned.

Ken Goldman - Yahoo! Inc - CFO

Let me add a couple of comments. One is we will continue to operate the core as we have in the first half, very, very focused on the numbers I actually referred to in my comments relative to revenue, certainly EBITDA, very much so on cash flow. That’s why I pointed out our increasing cash in the first half. And we’re going to have strong focus on cash as we think through this through this because it does add clear value to our investor base.

And by the way, from the point of view of what it includes and doesn’t include, all the real estate that we have will be included, so obviously we did sell the land, so that’s obviously excluded. The balance of our real estate is included.

There are some minor minority investments that will not go forward, and as we talked about the Excalibur patents will also not go forward.

Verizon will assume our RSUs and the few stock options we still have. That’s about 28 million of RSUs that we have today, that have a pretax value of about $1.1 billion or an after-tax value of about $650 million. They will assume that they will provide at such time as we close, and obviously those will continue to vest until we close. Verizon will assume those and provide equivalent value at the time of the close. So I hope that answers your question.

Tom McInerney - Yahoo! Inc - Board Member and Chairman of the Strategic Review Committee

And just one clarification, Ken, that’s all right, and that is not included in the $4.8 billion, so that’s (multiple speakers) it’s added to that.

Ken Goldman - Yahoo! Inc - CFO

Yes, I was hoping that was obvious, thank you, Tom, but yes. So that’s why I say, they will, in addition to the $4.8 billion, they will assume the RSUs that we have.

Eric Sheridan - UBS - Analyst

Thanks very much.

Operator

Brian Pitz, Jefferies.

Brian Pitz - Jefferies LLC - Analyst

Thanks. Quick follow-up on the patents. Can you discuss the average lifespan and duration of the Excalibur portfolio versus the ones that Verizon’s actually keeping? And roughly what percentage of those in Excalibur are already being licensed out there in the marketplace? Thanks.

Marissa Mayer - Yahoo! Inc - CEO & President

For the Excalibur portfolio is more than 4,000 patents and/or pending applications, and so it’s a pretty broad set of patents. They have an average lifespan, in terms of when those lifespans began, obviously it varies on a per patent basis. But it’s pretty evenly distributed over the Company’s history. So there’s still good go-forward lifespan there.

JULY 25, 2016 / 12:30PM GMT, YHOO - Verizon Communications Inc to acquire Yahoo! Inc

In terms of license, we do have some cost licensing agreements with other companies in the prospectus that we’ve been circulating around the Excalibur assets, those are, the applicable licenses that are outlined.

(Multiple speakers)

Tom McInerney - Yahoo! Inc - Board Member and Chairman of the Strategic Review Committee

Let me just add a couple things on that. We’ve seen tremendous interest in that portfolio. It’s really a high quality portfolio and kind of over 30 global technology leaders have expressed interest in participating in some form in a transaction. We’ve had top monetizers as well.

And it just became clear as we were doing this process, it was a little behind just the way it got run and plotted if you will, from a timing perspective. And it became clear that A, there was real value, B, it wasn’t 100% clear what the value-maximizing path was, because there are different options here in terms of selling the whole entire thing up front, or building a licensing business, etc.

But what became clear was that it was not value-maximizing to just quote-unquote throw it in.

We didn’t want it to be a bit of an afterthought in a transaction, and the bids were not competitive through the core process with what we were seeing separately. So we retained the full flexibility there, and we think there’s real value there.

Brian Pitz - Jefferies LLC - Analyst

Thanks for the color. Congratulations.

Ken Goldman - Yahoo! Inc - CFO

Yes, thank you, I was going to add, one of the ways we think about the value maximization here is clearly we have the value of Alibaba shares, and Tom talked about how we think about that. The same with YJ and how we think about that.

And the way I think about the rest is how do we maximize the cash? We have $7.7 billion as I noted, we have to convert, which is a major loan against that. Then the $4.8 billion for the most part will be additive to that from a cash point of view. And so when Tom talked about the proceeds that we have down the road that we can provide back to shareholders one way or the other, that’s really the gross proceeds we’re talking about.

And in the interim whatever we can do as a team here to increase the cash that we have on the balance sheet, that’s all value to our investor base, which is why I focus so much on that in terms of this year and in terms of cash availability.

Operator

Youssef Squali, Cantor Fitzgerald.

Youssef Squali - Cantor Fitzgerald - Analyst

Yes, thank you, two questions please. Are there any break-up fees on either side, and if so can you quantify? And just going back to the question that was earlier asked about what stays and what goes, the operating small business offering, does that stay or did that go?

Ken Goldman - Yahoo! Inc - CFO

The small business offering will stay, and again I think that will be up to Verizon.

(Multiple speakers)

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Marissa Mayer - Yahoo! Inc - CEO & President

The operating business will, the operating business (inaudible) Aabaco small business will go with the asset, it would be sold with the asset, and there is a breakup fee of approximately 3%.

Youssef Squali - Cantor Fitzgerald - Analyst

On both sides or on either side? Can you just be more specific?

Tom McInerney - Yahoo! Inc - Board Member and Chairman of the Strategic Review Committee

It’s a standard contract. You’ll see the contract when it’s filed shortly. But it’s a standard type of approach where our Board obviously retains its fiduciary rights, and if events unfolded that they actually exercise those rights there’s a breakup fee. So not both sides, it’s a typical arrangement which you’ll see described shortly.

Youssef Squali - Cantor Fitzgerald - Analyst

Got it, thank you.

Operator

Jason Helfstein, Oppenheimer.

Jason Helfstein - Oppenheimer & Co. - Analyst

Thanks, just a quick question on the Yahoo Japan stake. Is there anything in your agreement with SoftBank that prohibits you for either selling those in the open market at your discretion, or are there limits to the amount you could sell at once, thanks?

Tom McInerney - Yahoo! Inc - Board Member and Chairman of the Strategic Review Committee

We can sell them in the open market, subject to, that is our right with, they have a right of first refusal, but they don’t have to consent to the transaction, but they do get a right to buy it first.

Jason Helfstein - Oppenheimer & Co. - Analyst

And there’s no volume limitation?

Tom McInerney - Yahoo! Inc - Board Member and Chairman of the Strategic Review Committee

NO.

Jason Helfstein - Oppenheimer & Co. - Analyst

Thank you.

JULY 25, 2016 / 12:30PM GMT, YHOO - Verizon Communications Inc to acquire Yahoo! Inc

Ken Goldman - Yahoo! Inc - CFO

That’s correct, obviously you have to be mindful of the volume that does trade, but that’s absolutely correct in terms of there’s no volume limitations, subject to what is marketable in the agreement (multiple speakers).

Operator

Richard Kramer, Arete Research.

Richard Kramer - Arete Research - Analyst

Thanks very much, two questions. One is you had a marked increase in stock comp last quarter. Will you do anything further on retention in stock comp over the next six to nine months, and do you have free latitude on that?

And second question, was the Verizon bid the highest offer or is it one that you as a Board thought was the best fit for the Company? Thank you.

Marissa Mayer - Yahoo! Inc - CEO & President

In terms of stock-based compensation, we did put in place some retention programs as we declared our strategic review process. That’s pretty customary in a situation like that. You want to give your best employees, in fact all of your employees, reassurance that causes the asset to really preserve its value over the course of the process. Moving forward, we do have operating covenants that we’ve designed with Verizon in terms of how we’ll handle stock-based comps in the future.

Tom, do you want to take the second part of the question?

Tom McInerney - Yahoo! Inc - Board Member and Chairman of the Strategic Review Committee

Yes, there was a question of whether it was about fit, and the answer is no. It was a broadly marketed process, thoughtful, multi-stage, and it was with the objective of maximizing shareholder value, which would be appropriate in this context for the Board’s duties, and Verizon’s transaction was the one that was the best for shareholders.

Richard Kramer - Arete Research - Analyst

Okay, thank you.

Operator

Brian Weiser, Pivotal.

Brian Weiser - Pivotal Research Group - Analyst

Thanks for taking the question. I was curious, first, is the timing of first quarter of next year conservative in any way? I noticed that when Verizon bought AOL that transaction occurred over maybe two months. I realize you’re a much larger Company but just curious to hear your thoughts on that.

Maybe relatedly, given that there have been declines in the business in recent periods, just curious if there’s any parameters around which, or performance objectives that the Company has to hit to maintain the $4.8 billion value? Or is that as iron clad as a transaction can get?

Marissa Mayer - Yahoo! Inc - CEO & President

Sure, so I’ll take the first one. In terms of the duration of the closing, there are various complexities to this transaction. In particular we will need a shareholder vote and the requisite proxy that is part of that. And secondly we will need to seek approval from the SEC, as we will be leaving behind a 40’s act company as I mentioned in my

JULY 25, 2016 / 12:30PM GMT, YHOO - Verizon Communications Inc to acquire Yahoo! Inc remarks it will need to be renamed and re-registered as a 40’s act company. And finally there’s also the antitrust review that needs to happen (inaudible) restrictions, which includes some international regions.

Ken Goldman - Yahoo! Inc - CFO

This is Ken. Go ahead, Tom.

Tom McInerney - Yahoo! Inc - Board Member and Chairman of the Strategic Review Committee

I was going to say on the second question, the answer is no, there’s no performance conditions that are conditions to close at all.

Brian Weiser - Pivotal Research Group - Analyst

Thank you very much.

Operator

Robert Peck, SunTrust.

Robert Peck - SunTrust Robinson Humphrey - Analyst

Two quick questions, thanks. First one’s for Tom. Tom, on the Alibaba shares, do you know, have your tax attorneys looked to see if those shares are hooked, hence could impact the net asset value of RemainCo?

And then number two, Marissa, just curious on your plans, were you planning to join Verizon as well? Thanks so much.

Tom McInerney - Yahoo! Inc - Board Member and Chairman of the Strategic Review Committee

Sure, I’ll take the first one. I think you’re referring to, I know there’s been much speculation written about a scenario where if down the line there were an the interest in Alibaba buying RemainCo, then they then they would own a company that would own their own shares, so there’s a bit of circularity there, and the tax folks refer to that as hook stock.

A couple things, one is obviously I don’t want to comment on Alibaba’s tax position and speculate on what would happen if. It’s kind of a double hypothetical, if they were interested in doing that, if our Board were interested in doing that, and then with respect to the tax specifics, I think that issue is out there. I know people have addressed it.

My understanding is there are potential resolutions to that, it’s a complicated topic, and it’s only an issue if they were and we were subsequently interested in doing a transaction and it gets technical and complex.

Marissa Mayer - Yahoo! Inc - CEO & President

On the second piece I would say we, myself and the rest of the management team, we’ve really dedicated ourselves to the process of getting to this point, as we mentioned. (Inaudible) tax positions (inaudible) been an auction process, and a lot of the integration discussions are still in front of us.

That said, I plan to stay. I love Yahoo and I’m excited to see it into its next chapter.

And for the immediate future what that means is I have two priorities: obviously seeing this transaction through to closing, and also protecting the value in our equity stakes.

JULY 25, 2016 / 12:30PM GMT, YHOO - Verizon Communications Inc to acquire Yahoo! Inc

Maynard Webb - Yahoo! Inc - Chairman of the Board

I would just say that the Board is extraordinarily appreciative of Marissa and the management team and the effort that they put in to this entire process, and we expect her to lead us through this transition.

Ken Goldman - Yahoo! Inc - CFO

Yes, this is Ken. I had a couple comments in my prepared remarks about how we collectively love this company, which is the major reason all of us have worked very hard to support this to the best of our ability, and clearly we want to continue to support it going forward, leave it in the best shape possible as we transition along the way here.

And I can certainly speak for the management team that I know that, that’s the way we all think about this company, and on behalf of the employees we will continue to do our very, very best to support this company and the operations and the ability to serve our users and so forth.

Joon Huh - Yahoo! Inc - VP of IR

Operator, I think we have time for one last question.

Operator

Neil Doshi, Mizuho.

Neil Doshi - Mizuho Securities - Analyst

Thanks, guys. First of all Marissa, how do you envision leveraging Verizon’s mobile business to grow Yahoo’s mobile business? And another follow-up for Ken.

Marissa Mayer - Yahoo! Inc - CEO & President

Sure, I’ll take that up. For us one of the key issues, and you’ve heard me talk about this on past earnings calls, one of the key issues for us is engagement, and in particular mobile engagement.

We think we have beautiful products on mobile from Yahoo mail to Yahoo finance, our overall Yahoo app, weather, sports, fantasy. We’ve got approximately eight really cornerstone applications on mobile that we’re incredibly proud of. They’re award-winning.

And for us it’s really about how do we get more distribution. Because the people who see those products really do love those products and use them with great frequency, and for us it’s a question of how do we get those products in front of more users, and we think that particularly Verizon and its distribution on mobile could be very helpful there.

There’s many more synergies I could go into, but that’s an obvious one, that it’s been one of our key business issues and how do we get mobile engagement increasing even faster, and Verizon is something that can help us do that.

Ken Goldman - Yahoo! Inc - CFO

Okay, you have the last question, it better be an easy one for me. [Laughter]

Neil Doshi - Mizuho Securities - Analyst

Ken, I might’ve missed this but what’s the approximate tax basis on the core for Yahoo, and what’ll the net cash be at the end?

JULY 25, 2016 / 12:30PM GMT, YHOO - Verizon Communications Inc to acquire Yahoo! Inc

Ken Goldman - Yahoo! Inc - CFO

Yes, what I said earlier is the basis is not quite but approximately equal to the cash consideration, and so for the most part we’ll get cash that is almost equal, end of the day almost equal to the $4.8 billion, which is why I expressed before in terms of the valuation of the Company, when you think about it we have the $7.7 billion today, obviously we have to convert which is the offset to some of that at the 1.2%, 1.3%, whatever, and then you had the $4.8 billion, and again for the most part that would be equal to, not exactly right but most part that would equal to the after-tax proceeds which would therefore be additive to the proceeds we have today, the cash we have today.

Neil Doshi - Mizuho Securities - Analyst

Thank you, Ken, thank you, Marissa.

Operator

Thank you. That concludes our question-and-answer session. I’d like to turn the conference back over to Ms. Mayer for closing remarks.

Marissa Mayer - Yahoo! Inc - CEO & President

I’d like to thank everyone for joining us this morning, and I also want to offer thanks to the management team, to the Board, and to all of Yahoo’s employees for the successful conclusion of this process.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program. You may all disconnect. Have a great day, everyone.

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